UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 15, 2013

99¢ ONLY STORES

(Exact name of registrant as specified in its charter)

California	1-11735	95-2411605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 East Union Pacific Avenue
City of Commerce, California	90023
(Address of principal executive offices)	(Zip Code)

(323) 980-8145

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                  Entry into a Material Definitive Agreement

On October 15, 2013, Number Holdings, Inc. (“Parent”), parent of 99¢ Only Stores (the “Company”), and the Company entered into a Purchase Agreement (the “Agreement”) with certain former members of the Company’s management, Eric Schiffer, Jeff Gold and Howard Gold, and Karen Schiffer and The Gold Revocable Trust dated 10/26/2005 or certain of their affiliates (collectively, the “Sellers”), whereby (i) Parent agreed to purchase from each Seller all shares of Parent’s Class A common stock, par value $0.001 per share (“Class A Stock”), and all shares of Parent’s Class B common stock, par value $0.001 per share (“Class B Stock”), owned by such Seller and (ii) all options to purchase shares of Class A Stock or Class B Stock held by such Seller shall be cancelled and forfeited.

The aggregate consideration to be paid by Parent to the Sellers under the Agreement is approximately $129.7 million.  Pursuant to the terms of the Agreement, the closing of the transactions contemplated by the Agreement is expected to occur in the Company’s current fiscal quarter.

In connection with the Agreement, the Company agreed to certain amendments to the Non-Competition, Non-Solicitation and Confidentiality Agreements and the Separation and Release Agreements with the Sellers who were former management.

The foregoing description of the Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                                                                 Exhibits

Exhibit No.	Description
10.1	Purchase Agreement, dated as of October 15, 2013 by and among Number Holdings, Inc., Howard Gold, Jeff Gold, Sherry Gold, Eric Schiffer, Karen Schiffer and The Gold Revocable Trust dated 10/26/2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

99¢ ONLY STORES

Dated: October 15, 2013	By:	/s/ Frank Schools
Frank Schools
Senior Vice President, Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase Agreement, dated as of October 15, 2013 by and among Number Holdings, Inc., Howard Gold, Jeff Gold, Sherry Gold, Eric Schiffer, Karen Schiffer and The Gold Revocable Trust dated 10/26/2005.